Exhibit 10.1

PROMISSORY NOTE

$190,000.00	July 7, 2014
Hermosa Beach, California

FOR VALUE RECEIVED, the undersigned, Sara Creek Gold Corp., a Nevada corporation (“Maker”), hereby promises to pay to the order of Darren Katic, an individual (“Holder”), at his address of 648 – 1st St., Hermosa Beach, California 90254, or at such other place or to such other party or parties as Holder may from time to time designate, the principal sum of One Hundred and Ninety Thousand dollars and 00/100 ($190,000.00), with simple interest on the unpaid principal at the rate of 10% per annum, pursuant to this Promissory Note (“Note”), from and after the date of each advance.  This note documents advances made by Holder to Maker on May 1, 2014 ($140,000.00), May 15, 2014 ($40,000.00) and June 25, 2014 ($10,000.00).

The unpaid principal and accrued interest shall be payable in full upon demand by Mr. Katic (“Maturity Date”). All interest hereunder shall be computed for the actual number of days elapsed on the basis of a year of 360 days. All payments under this Note shall be applied first to costs of collection, if any, second to accrued interest and third to outstanding principal. Maker reserves the right to prepay this Note (in whole or in part) prior to the Maturity Date with no prepayment penalty. All payments made hereunder shall be made in lawful money of the United States of America.

If any payment obligation under this Note is not paid when due, Maker promises to pay all costs of collection, including reasonable attorney’s fees, regardless of whether an action is commenced as part of the collection process.

The occurrence or continuance of any of the following shall constitute an “Event of Default” under this Note:

(a)           Dissolution. The dissolution of Maker; or

(b)           Voluntary Bankruptcy or Insolvency Proceedings.  Maker (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or himself, as applicable, or of all or a substantial part of its or his property, as applicable, (ii) is unable, or admits in writing its or his inability to pay its or his applicable debts generally as they mature, (iii) makes a general assignment for the benefit of itself or himself or any of its or his creditors, as applicable, (iv) becomes insolvent (as such term may be defined or interpreted under any applicable statute), (v) commences a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or himself, as applicable, or its or his, as applicable, debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its or his property, as applicable, by any official in an involuntary case or other proceeding commenced against it or him, as applicable, or (vi) takes any action for the purpose of effecting any of the foregoing; or

(c)           Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of Maker or of all or a substantial part of its or his property, as applicable, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to its or his debts, as applicable, under any bankruptcy, insolvency, or other similar law now or hereafter in effect is commenced and an order for relief entered or such proceeding is not dismissed within thirty (30) days after commencement.

Upon the occurrence or existence of any Event of Default, all outstanding obligations under this Note payable by Maker shall become immediately due and payable, without notice and without demand.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

Maker expressly waives presentment, protest and demand, notice of protest, demand and dishonor, and nonpayment of this Note, and all other notices of any kind, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of Maker and endorsers hereof.

No single or partial exercise by Holder of any power under this Note will preclude any other or further exercise thereof or the exercise of any other power. No delay or omission on the part of Holder in exercising any right hereunder or any other agreement shall operate as a waiver of such right or of any other right under this Note.

Whenever any payment to be made under this Note is due on a Saturday, Sunday, or a public holiday under the laws of the State of California, such payment shall be due on the next succeeding business day.

All written notices required or permitted to be given under this Note shall be deemed served upon receipt by the addressee if delivered by hand or, if mailed, upon the expiration of seventy-two (72) hours after deposit in the United States Postal Service, certified mail, postage prepaid, addressed to the address of Maker or Holder as hereinafter set forth and as may hereafter be changed by giving notice to the other party in accordance with the foregoing:

Maker’s Address:	Sara Creek Gold Corp.
326 S. Pacific Coast Highway, Suite 102
Redondo Beach, California 90277
Attn: Secretary

Holder’s Address:	Darren Katic
648 – 1st Street
Hermosa Beach, California 90254

Neither this Note nor any term or provision hereof may be waived, amended, discharged, modified, changed, or terminated except by an instrument in writing signed by the party against whom enforcement of any such waiver, amendment, discharge, modification, change, or termination is sought.

Neither this Note nor any of the rights, interests or obligations hereunder may be transferred or assigned, by operation of law or otherwise, in whole or in part, by Maker, without the prior written consent of Holder.  Holder may freely transfer or assign any or all rights, interests, or obligations hereunder.  Subject to the restrictions on transfer described in this paragraph, the rights, interests, and obligations of Maker and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of the parties hereto.

If one or more provisions of this Note are held to be unenforceable, then such provision or provisions shall be excluded from this Note and the remainder of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state, and the exclusive venue and jurisdiction for any disputes regarding this Note shall be the state and federal courts located in Orange County, California.

Sara Creek Gold Corp. a Nevada corporation

By:	/s/ Kristian Andresen
Name: Kristian Andresen
Its: Secretary